Exhibit 99.1

NCR Announces Resignation of Richard McGuire from Board of Directors

DULUTH, Ga.--(BUSINESS WIRE)--Nov. 12, 2015-- NCR Corporation (NYSE: NCR) today announced that Richard T. (Mick) McGuire III, Founder and Managing Partner, Marcato Capital Management, has resigned from the Company’s Board of Directors. McGuire has served on the Board since November 2014.

“Mick has been a good director who has provided the Board a valuable shareholder perspective,” said NCR Chairman and CEO Bill Nuti. “We appreciate his support of our announced strategic partnership with Blackstone which we believe will accelerate our strategic transformation and increase long-term shareholder value. On behalf of the full Board, I’d like to thank Mick for his contributions to the growth and success of NCR and wish him the best going forward.”

Mr. McGuire stated, “It has been a pleasure to serve on the Board of NCR. I have confidence that the new Blackstone directors will bring ample analytical and strategic resources and a shareholder’s perspective to the Board.”

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 485 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 29,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

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Source: NCR Corporation

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